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                                                                     EXHIBIT 4.1
                                                                [Conformed Copy]

                      FIRST AMENDMENT TO RIGHTS AGREEMENT

                This FIRST AMENDMENT TO RIGHTS AGREEMENT (the "Amendment") dated as of December 9, 1999 between Conexant Systems, Inc., a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent") is entered into to amend the Rights Agreement dated as of November 30, 1998 in the following particulars only:

                              W I T N E S S E T H :

                WHEREAS, the Company and the Rights Agent are party to the Rights Agreement dated as of November 30, 1998 (the "Agreement");

                WHEREAS, the Board of Directors of the Company authorized the increase of the Purchase Price (as defined in the Agreement) to $300 effective September 13, 1999, subject to adjustment as provided in the Agreement;

                WHEREAS, the Board of Directors of the Company has authorized and directed the issuance of Rights with respect to certain Common Shares of the Company that may become outstanding after the Distribution Date and an amendment to the Agreement to so provide; and

                WHEREAS, the Company and the Rights Agent desire to amend the Agreement as set forth herein;

                NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties agree as follows:

                1. Definitions. Capitalized terms used in this Amendment and defined in the Agreement shall, unless otherwise indicated in this Amendment, have the meanings ascribed to such terms in the Agreement.

                2. Amendment of Preamble. The second paragraph of the preamble of the Agreement is hereby amended by adding at the end thereof the following:

"; provided, however, that Rights may be issued with respect to Common Shares that shall become outstanding after the Distribution Date and prior to the earlier of the Redemption Date and the Final Expiration Date in accordance with the provisions of Section 22 hereof."



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                3. Amendment of Section 7(a). The last sentence of Section 7(a)
of the Agreement is hereby amended and restated in its entirety to read as follows:

"The purchase price (the 'Purchase Price') for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right shall be $300.00 effective September 13, 1999, and shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

                4. Amendment of Section 22. Section 22 of the Agreement is hereby amended by adding at the end thereof the following:

"In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the earlier of the Redemption Date and the Final Expiration Date, the Company (a) shall with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement in existence prior to the Distribution Date, or upon the exercise, conversion or exchange of securities, notes or debentures (pursuant to the terms thereof) issued by the Company and in existence prior to the Distribution Date, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) the Company shall not be obligated to issue any such Right Certificates if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued or would create a significant risk of such options or employee plans or arrangements failing to qualify for otherwise available special tax treatment, and (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof."

                5. Interpretation. In the event of any inconsistency or contradiction between the terms of this Amendment and the Agreement, the provisions of this Amendment shall prevail and control. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

                6. Effectiveness. This Amendment shall become effective when it has been executed by each party hereto.

                7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an

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original, and all such counterparts shall together constitute but one and the same instrument.

                8. Governing Law. This Amendment for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State, without regard to the conflicts of law principles of such State.

                9. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment and of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                                              CONEXANT Systems, Inc.
Attest:


By  /s/ Jasmina A. Theodore                   By  /s/ Dwight W. Decker
  -------------------------------------         -------------------------------
    Title:  Assistant Secretary                   Title: Chairman and Chief
                                                         Executive Officer

                                              CHASEMELLON SHAREHOLDER
                                                  SERVICES, L.L.C., as Rights
                                                  Agent
Attest:

By  /s/ Ron Lug                               By  /s/ Sharon Knepper
  -------------------------------------           ------------------------------
    Title: Vice President                         Title: Vice President